UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2009

YATINOO, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-149995	20-8066540
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

510 Turnpike Street, Suite 103 North Andover, MA 01845
(Address of principal executive offices)

Registrant’s telephone number, including area code: (978) 222-9813

Not applicable
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

Letter of Intent with OZQ8, Inc.

Pursuant to that certain non-binding letter of intent (the “LOI”) between Yatinoo, Inc. (the “Company”) and OZQ8, Inc., a Kuwait corporation (“OZQ8”), dated as of April 13, 2009, the Company has agreed to purchase all of the outstanding capital stock of OZQ8, or all of its assets, at the Company’s discretion for an aggregate purchase price of USD $45,000, consisting of: (i) USD $35,000 in cash payable at the closing, and (ii) USD $10,000 in cash within 90 days after the closing.

OZQ8 owns and operates the domain www.ozq8.com, along with other related domain names, source code and intellectual property rights.  The domain names will be held in escrow until the final $10,000 payment is released.  The LOI stipulates that the parties will move forward in good faith and on an exclusive basis towards entering into a definitive stock purchase agreement and that the consummation of the transaction remains subject to the Company’s completing its due diligence of OZQ8, the execution of definitive legal agreements, approval of the transaction by both parties’ board of directors, and the Company’s analysis and review of the financial statements of OZQ8 (including any restatement thereof that may be necessary to bring such financial statements into compliance with the Company’s practices and Generally Accepted Accounting Principles).

Following the execution of the LOI, the management of both parties have agreed to immediately begin working on the technical aspects of assimilating the OZQ8 website into the Company’s platform.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 16, 2009	Yatinoo, Inc.
	By:	/s/ Francis P. Magliochetti
Francis P. Magliochetti, Jr.
Interim CEO